Exhibit (a)(5)(J)

Paliou and Pappas explain M&A interest in Genco

Consolidation is part of the dry bulk business, but it has a ceiling, say the heads of Star Bulk and Diana Shipping

TradeWinds

By Harry Papachristou

28 May 2026

Semiramis Paliou’s bid to buy Genco Shipping & Trading is motivated by a desire to make Diana the second-biggest New York-listed dry bulk company.

“Consolidation is part of our business,” Paliou said in an interview with TradeWinds in Athens alongside ally Petros Pappas of Star Bulk Carriers.

“It’s about getting more visibility, liquidity and economies of scale.”

Diana Shipping, which has been listed in New York since 2005, has 38 bulkers.

The decision to sell 16 of Genco’s ships to Star Bulk — if a Genco deal goes through — is not just designed to add a cash component to the transaction’s funding but also to avoid over-extending Diana’s future fleet.

“The object was to find ourselves with a much bigger fleet at a size we can digest,” Paliou said.

Responding to criticism that the $470.5m price Star Bulk will pay for the 16 Genco vessels does not reflect their current value, the two Greek allies said the issue is their own concern.

“Even if we gave the ships to Mr Pappas for free, Genco shareholders would still get their full value,” Paliou said.

Pappas said Star Bulk is particularly attracted by the capesize and ultramax component of the 16 ships that it has provisionally agreed to buy.

“After acquiring Eagle Bulk, we grew much in supramaxes but fell a little behind on capes,” he said.

“This increases the share of capes in our fleet, and we like the ultramaxes as well, which have been doing very well over the past few years and whose addition would be very positive for Star Bulk.”

Consolidation, however, has a ceiling, which is why Pappas and Paliou say they do not see a point in a merger between them.

“Economies of scale work only up to a point — a management team can’t properly look after 200 ships,” said Pappas.

Star Bulk itself would already have a fleet of that size, had it not culled about 50 older vessels on the secondhand market over the past few years.

“I can understand very well what Diana is doing — with 70 ships, they would reach a very good, core fleet,” Pappas said.